Exhibit 10.71

FOURTH AMENDED AND RESTATED ASSIGNABLE OPTION AGREEMENT

THIS FOURTH AMENDED AND RESTATED ASSIGNABLE OPTION AGREEMENT (this “Agreement”) is effective as of the 8th day of August, 2008, by and among Prospect Medical Systems, Inc., a Delaware corporation (“PMS”), Prospect Medical Group, Inc., a California professional corporation (“PMG”), and Osmundo R. Saguil, M.D. (“Shareholder”), with reference to the following facts:

RECITALS

A.                                   PMG owns and operates a professional corporation that is organized and operated as a medical group and an independent practice association (the “Practice”).

B.                                     Simultaneous with the execution of this Agreement, Shareholder has acquired all of the issued and outstanding shares of PMG from PMG’s previous shareholder, Jacob Y. Terner, M.D. (“Prior Shareholder”)

C.                                     Prior Shareholder was a party to that Third Amended and Restated Assignable Option Agreement effective August 8, 2007 with PMS and PMG (the “Prior Assignable Option Agreement”);

D.                                    The Prior Assignable Option Agreement granted to PMS and PMS acquired from PMG and Prior Shareholder an assignable option to purchase all of the assets of PMG and the right to designate the purchaser (“Successor Physician”) of all or part of the issued and outstanding stock in PMG.

E.                                      A condition of the purchase of all the issued and outstanding stock of PMG was Shareholder’s simultaneous execution of this Agreement which amends and restates the Prior Assignable Option Agreement.

F.                                      When used in this Agreement, the term “Assets” shall mean all of PMG’s and Shareholder’s right, title, interest and estate in and to all the assets of every kind and description used in or pertaining to the Practice, including but not limited to the assets set forth on Exhibit A.  When used in this Agreement, the term “Stock” shall mean all of Shareholder’s right, title, interest and estate in and to all of the issued and outstanding stock in PMG, including any rights to any additional stock, preemptive rights, warrants, and the like, as set forth on Exhibit B.

G.                                     PMS, PMG and Shareholder desire to enter into this Agreement to incorporate within the terms, conditions and provisions of one agreement all of the terms, conditions and provisions governing assignable options to purchase all of the Assets and the right to designate the Successor Physician of all or part of the issued and outstanding Stock and to amend and restate the terms, conditions and provisions set forth in the Prior Assignable Option Agreement.

NOW, THEREFORE, in consideration of the foregoing promises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, PMS, PMG and Shareholder agree as follows:

1.               Grant of Option.

1.1                                 PMG hereby grants to PMS an assignable option to purchase all or any part of the Assets (the “Assets Option”), on the terms and subject to the conditions set forth in this Agreement.

1.2                                 PMG and Shareholder hereby grant to PMS, the assignable right to designate a Successor Physician or Successor Physicians, which person or persons must be duly licensed physicians in the State of California or otherwise permitted by law to be a shareholder in a professional corporation, to purchase all or part of the Stock (the “Stock Option”), on the terms and subject to the conditions set forth herein.  In its sole discretion, PMS may designate the amount of Stock which is to be purchased.  The Assets Option and the Stock Option are collectively referred to herein as the “Option.”

1.3                                 PMG and Shareholder represent and warrant that as of the day and year first above written and during the term of this Agreement, Exhibit A and Exhibit B are true and complete listings of the Assets and Stock, respectively, as revised from time to time pursuant to this Agreement.

1.4                                 Except as set forth in (a) the First Lien Pledge Agreement dated as of August 8, 2008 by and among Shareholder, PMG, PMS, Prospect Medical Holdings, a Delaware corporation (“Holdings”) and Bank of America, N.A., as Administrative Agent and (b) the Second Lien Pledge Agreement dated as of August 8, 2008 by and among Shareholder, PMG, PMS, Holdings and Bank of America, N.A., as Administrative Agent (collectively, the “Pledge Agreements”), PMG shall not recognize any share transfer or other action not in compliance with the terms of this Agreement.  When used in this Agreement, the term “Applicable Management Company” shall mean (i) with respect to  PMG, Prospect Health Source Medical Group, Inc., a California professional corporation (“Prospect Health”), Prospect Professional Care Medical Group, Inc., a California professional corporation (“Prospect Professional”), Prospect NWOC Medical Group, Inc., a California professional corporation (“Prospect NWOC”), APAC Medical Group, Inc., a California professional corporation (“APAC”), StarCare Medical Group, Inc., a California professional corporation (“StarCare”), Genesis Healthcare of Southern California, Inc., a Medical Group, a California professional corporation (“Genesis”), Nuestra Familia Medical Group, Inc., a California professional corporation (“Nuestra”) or Santa Ana/Tustin Physicians Group, Inc., a California professional corporation (“Santa Ana/Tustin”), PMS (ii) with respect to Pomona Valley Medical Group, Inc., a California professional corporation (“Pomona Valley”) and Upland Medical Group, A Professional Medical Corporation, a California professional corporation, ProMed Health Care Administrators, a California corporation (“PHCA”).

PMS, SMM and PHCA are each a “Management Company” and collectively, the “Management Companies”). Prospect Hospital Advisory Services, Inc., a Delaware corporation (“PHA”), Prospect Advantage Network, Inc., a California corporation (“PAN”) and ProMed Health Services Company, a California corporation (“PHS”), and together with PHA and PAN, each a “Non-Management Subsidiary” and collectively, the “Non-Management Subsidiaries”. PMG, Sierra Primary, Santa Ana/Tustin, Pegasus, Antelope, Nuestra, Prospect Health, Prospect Professional, Prospect NWOC, APAC, StarCare, Genesis, Prospect Physician,

Pomona Valley, and Upland are each a “Professional Corporation” and collectively, the “Professional Corporations”).

2.               Term of Agreement. The term of this Agreement commences as of the day and year first above written and continues for thirty (30) years (“Term”).  So long as the term of that certain  Amended and Restated Management Services Agreement, made and entered into as of June 4, 1996, by and between PMS and PMG (as amended, supplemented, restated or otherwise modified from time to time, the “Management Services Agreement”) is automatically extended pursuant thereto, the term of this Agreement shall be automatically extended for additional coextensive terms of ten (10) years each.  In the event that the Management Services Agreement is terminated pursuant to its terms, this Agreement shall terminate upon the effective date of termination of said Management Services Agreement.

3.               Option Price. The purchase price for the Option (the “Option Price”) is One Hundred Dollars ($100) and PMG and Shareholder acknowledge receipt of such payment.

4.               Exercise of Option.  Subject to applicable Law:

4.1                                 During the Term of this Agreement, PMS may elect to exercise the Option at any time.  In the event of an election by PMS to exercise the Option, PMS may exercise either the Assets Option or the Stock Option, or both, at PMS’s sole discretion.

4.2                                 Notwithstanding the provisions of Section 4.1 above, if the Management Services Agreement is terminated by either PMG or PMS, for any reason, PMS’s right to exercise the Option is automatically and immediately exercised as of the termination date of the Management Services Agreement such that PMS may exercise either the Assets Option or the Stock Option, or both, at such time.

4.3                                 To the extent that the Assets Option is exercised by PMS, PMS will send PMG a written notice (the “Assets Exercise Notice”) specifying the Assets to be purchased.  PMS may exercise the Assets Option as many times as PMS elects in its sole discretion.

4.4                                 To the extent that the Stock Option is exercised by PMS, PMS will send PMG a written notice (the “Stock Exercise Notice”) specifying the Stock to be purchased.  PMS may designate the Successor Physician(s) who will exercise the Stock Option as many times as PMS elects in its sole discretion.

4.5                                 The Assets Option and the Stock Option are independent of each other, and can be exercised at different times during the Term.

4.6                                 PMS may cancel any Assets Exercise Notice or Stock Exercise Notice at any time.

4.7                                 PMG and Shareholder shall cooperate with PMS in any due diligence, and PMG and Shareholder shall cause each other Professional Corporation and PC Shareholder to cooperate with PMS or any Applicable Management Company in any due diligence.

4.8                               PMG and Shareholder shall execute and deliver such agreements, documents and instruments at Closing (as defined below) as PMS may request evidencing or relating to the purchase of Assets or Stock, as the case may be, each in form and substance satisfactory to PMS, including without limitation, the Non-Solicitation Agreement in the form of Exhibit C attached hereto.

5.               Assignment of the Option.  PMS may elect to assign either the Assets Option or the Stock Option or both to any person, by a written assignment, signed by both PMS and the assignee, which designates the Assets and/or Stock.  The assignee shall agree as a condition of the assignment to be bound by the terms of this Agreement.  Thereafter, only the assignee named in the assignment shall have the right to exercise the applicable Assets Option and/or the Stock Option as to the designated Assets and/or Stock, and that assignee, rather than PMS, shall enter into a purchase agreement upon exercise of the Assets Option and/or the Stock Option, as applicable.  Written notice of any such assignment shall be given by PMS to PMG and Shareholder within a reasonable time period following execution of any assignment pursuant to this Agreement.  When the context so requires in this Agreement, the term “PMS” shall be deemed to refer to an assignee holding an assignment of an Asset Option or Stock Option, and the terms “party” and “parties” shall be deemed to include that assignee.

6.               Purchase Price of the Assets or Stock.

6.1                               Purchase Price.

(a)                                  Assets Purchase Price.  The purchase price for the Assets to be purchased pursuant to the exercise of the Assets Option shall be $1,000 plus an assumption of all liabilities and obligations of PMG, whether contingent, liquidated or disputed (“Assets Purchase Price”).  The purchase price of any partial purchase of the Assets shall be a pro-rata percentage of the full Assets Purchase Price.

(b)                                 Stock Purchase Price.  The purchase price for the Stock to be purchased pursuant to the exercise of the Stock Option shall be $1,000 (“Stock Purchase Price”).  The purchase price of less than all of the issued and outstanding Stock is a pro-rata percentage of the full Stock Purchase Price.

6.2                               Payment. For the Assets, PMS shall pay to PMG the Assets Purchase Price at Closing (as defined below) in the form of immediately available funds transferred by wire to an account at a financial institution designated by PMG.  For the Stock, PMS shall cause the Successor Physician to pay the Shareholder the Stock Purchase Price.

6.3                               Closing.  The transactions contemplated by this Agreement are to close fifteen (15) days after the date of either the Assets Exercise Notice or the Stock Exercise Notice, as the case may be (“Closing”), unless extended by PMS.

7.               Additional Obligations of PMG and Shareholder.

7.1                               Affirmative Covenants.  To the extent that PMG or Shareholder participate in the Practice and own, control, or use the Assets, PMG and Shareholder shall, and shall cause each other Professional Corporation and PC Shareholder to:

(a)                                  Conduct of Practice.  Conduct PMG’s and each such other Professional Corporation’s business efficiently and without voluntary interruption and preserve all rights, privileges, and franchises held by PMG and each such other Professional Corporation and by PMG’s Practice and the practice of each such other Professional Corporation, including the maintenance of all contracts, copyrights, trademarks, licenses, registrations, etc.;

(b)                                 Use.  Make use of the Assets and the assets of each such other Professional Corporation with reasonable care to prevent diminution in value of the Practice and the practice of each such other Professional Corporation and the Assets and the assets of each such other Professional Corporation, and keep the Assets and the assets of each such other Professional Corporation in good repair;

(c)                                  Value.  Perform all acts necessary to maintain, preserve, and protect the Assets and the assets of each such other Professional Corporation, and maintain fire and extended coverage insurance on the Assets in the amounts and under policies acceptable to PMS and the Applicable Management Companies, and provide PMS and the Applicable Management Companies with the original policies and certificates at PMS’s or the Applicable Management Company’s request;

(d)                                 Financing Statements.  Execute and deliver to PMS and the Applicable Management Companies, all financing statements and other documents that PMS or any Applicable Management Company requests, in order to put third parties on notice of this Agreement;

(e)                                  Access.  Permit PMS and each Applicable Management Company, its representatives, and its agents to inspect the Assets and the assets of the each other Professional Corporations at any time, and to make copies of records pertaining to the Assets and the assets of each other Professional Corporation, at reasonable times at the applicable Management Company’s request;

(f)                                    Reports. Furnish PMS and the Applicable Management Companies any reports relating to the Assets and the assets of each other Professional Corporation at PMS’s or at the Applicable Management Company’s request;

(g)                                 Defaults. Notify PMS and the Applicable Management Companies promptly in writing of any default, potential default, or any development that might have a material adverse effect on the Assets, the assets of each other Professional Corporation, the Stock or the equity interest in any other Professional Corporation, or the Practice or any practice of any other Professional Corporation, or of any litigation that may have a material adverse effect on the Practice or any practice of any other Professional Corporation;

(h)                                 Expenses.  Pay all expenses, including attorneys’ fees, incurred by PMS in the perfection, preservation, realization, enforcement, and exercise of its rights under this Agreement, including but not limited to accounting, correspondence, collection efforts, filing, recording, and recordkeeping;

(i)                                     Indemnity.  Indemnify PMS against losses, liabilities, or damages, costs and expenses of any and, including reasonable attorneys’ fees, caused to PMS by reason of its interest in the Assets and/or the Stock;

(j)                                     Taxes.  Pay promptly when due all taxes and assessments owed in connection with the Assets and the assets of each other Professional Corporation and the Stock and the equity interest in each other Professional Corporation; and

(k)                                  Delivery of Certificates.  Deliver to PMS, all certificates heretofore issued representing all of the shares of PMG’s capital stock held of record or beneficially owned by Shareholder, and each certificate hereafter issued representing any share of the PMG’s’ capital stock, with each certificate endorsed in blank for transfer.  Notwithstanding the foregoing, this Section 7.1(k) shall only apply in the event that the Pledge Agreements are no longer in effect.

7.2                                 Negative Covenants.  Except as required under the Pledge Agreements or under the First Lien Credit Agreement, dated as of August 8, 2007 (as amended, supplemented, restated or modified from time to time, the “First Lien Credit Agreement”), among Holdings, PMG, Bank of America, N.A., as First Lien Administrative Agent, and the Lenders party thereto, and the Second Lien Credit Agreement, dated as of August 8, 2007 (as amended, supplemented, restated or modified from time to time, the “Second Lien Credit Agreement” and together with the First Lien Credit Agreement, the “Credit Agreements”) among Holdings, PMG, Bank of America, N.A., as Second Lien Administrative Agent, and the Lenders party thereto, and the other loan documents executed in connection with the Credit Agreements, without the prior written consent of PMS or the Applicable Management Companies, PMG and Shareholder shall not (and shall not permit any other Professional Corporation or Successor Physician to):

(a)                                  Transfer.  Sell, lease, transfer, or otherwise dispose of the Assets or the assets of any other Professional Corporation or Stock or the equity interest in any other Professional Corporation;

(b)                                 Debt.  Incur, guarantee, assume or otherwise become liable for any borrowing or increase any existing indebtedness; or discharge or cancel any debt owed to PMG or any other Professional Corporation;

(c)                                  No Further Hypothecation.  Except as contemplated by the Credit Agreements and related loan documents, pledge, hypothecate, encumber, redeem or dispose of the Assets or any of the assets of any other Professional Corporation, the Stock or any interest therein, or any equity interest in any other Professional Corporation or an interest therein until all of PMG’s obligations under this Agreement have been fully satisfied or the Assets or the Stock has been released;

(d)                                 Location.  Move the Assets from their present locations without the prior written consent of the PMS;

(e)                                  Use.  Use the Assets, or the assets of other Professional Corporations, or the Stock, or any equity interest in any other Professional Corporations, for any unlawful purpose or in any way that would void any effective insurance;

(f)                                    Name and Location Changes.  Change the name or place of business or use a fictitious business name without the prior express consent of PMS; and

(g)                                 Issuance of Stock; Change in Ownership; Mergers and Consolidation.  Permit any issuance of Stock, any equity interest in any other Professional Corporation, other equity, or debt; permit any change in the composition or respective percentage ownership of PMG or any other Professional Corporation; permit PMG or any other Professional Corporation to be merged, consolidated or otherwise reorganized with or into any other corporation, partnership, trade, business, or the like; amend or otherwise modify its articles of incorporation and bylaws; dissolve; or enter into any agreement with any person to do any of the foregoing.

8.               Confidentiality; Subordination.

8.1                                 Confidentiality.  The parties shall use all good faith efforts to keep the contents of this Agreement and all other aspects of the negotiations preceding execution of this Agreement confidential.  Unless required by law, PMS, PMG and Shareholder shall not disclose the contents of this Agreement or the negotiations leading to this Agreement to third parties without the prior written consent of the other party.  PMS shall ensure that all of the assignees likewise comply with the obligations of confidentiality imposed by this Section, except that PMS and the assignees may disclose the contents of such to their respective agents, representatives, contractors, and employees to the extent necessary to exercise their respective rights or perform their respective obligations hereunder.

8.2                                 Subordination.  Notwithstanding anything herein to the contrary, each of PMG, PMS and Holdings hereby subordinates all of its rights under this Agreement to the rights of the First Lien Administrative Agent and the Second Lien Administrative Agent under the Pledge Agreements until the indefeasible payment in full in cash of all Obligations (as such term is defined in each of the respective Credit Agreements) and termination of all commitments to lend under the First Lien Credit Agreement.

9.               General.

9.1                                 Compliance with Law.  PMG and Shareholder shall, and shall cause each other Professional Corporation to, comply with all applicable requirements of the Joint Commission on the Accreditation of Healthcare Organizations, the Medicare and Medicaid programs, applicable state law and regulations, and other licensing and accreditation authorities.

9.2                                 Relationship of Parties.  In the exercise of their respective rights and the performance of their respective obligations under this Agreement, PMG and Shareholder, on the one hand, and PMS (or any assignee), on the other hand, are acting in the capacity of the grantor and grantee of an option to purchase all or a portion of the Assets and/or Stock, and nothing in this Agreement is intended nor shall be construed to create between the parties an employer/employee relationship, a partnership or joint venture relationship or a landlord/tenant relationship.

9.3                                 Assignment.  All of PMS’s rights and duties under this Agreement may be assigned or delegated by PMS or Holdings, including but not limited to an assignment to Bank of America, N.A., in its capacity as Administrative Agent and/or Control Agent under the Credit

Agreements (subject to the terms of the Intercreditor Agreement as such term is defined in the Credit Agreements); provided, however, that PMS or Holdings, shall give written notice of any such assignment to PMG and Shareholder within a reasonable time period.  Notwithstanding any other provision of this Agreement, neither this Agreement nor the rights and duties of this Agreement may be assigned or delegated by PMG or Shareholder.  This Agreement binds the successors, heirs, and authorized assignees of the parties.

9.4                                 Entire Agreement.  Except as expressly provided in this Agreement and the Pledge Agreements to the contrary, this Agreement, including its incorporated exhibits, constitutes the entire agreement between the parties with respect to the Option, and supersedes all other and prior agreements on the same subject, whether written or oral and contains all of the covenants and agreements between the parties with respect to the subject matter hereof.  Except as expressly provided in this Agreement to the contrary, each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any other party hereto, or by anyone acting on behalf of any party hereto, that are not embodied herein, and that no agreement, statement, or promise not contained in this Agreement shall be valid or binding.  This Agreement amends and restates the Prior Assignable Option Agreement in its entirety.  The parties hereto acknowledge and agree that the rights and obligations under the Prior Assignable Option Agreement are in all respects continuing under this Agreement with only the terms being modified from and after the date hereof as provided in this Agreement.

9.5                                 Counterparts.  This Agreement, and any amendments hereto, may be executed in counterparts, each of which shall constitute an original document, but which together shall constitute one and the same instrument.

9.6                                 Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.7                                 Notices.  Any notices required or permitted to be given hereunder by any party to another shall be in writing and shall be deemed delivered upon personal delivery, twenty-four (24) hours following deposit with a courier for overnight delivery or seventy two (72) hours following deposit in the U.S. Mail, registered or certified mail, postage prepaid, return-receipt requested, addressed to the parties at the following addresses or to such other addresses as the parties may specify in writing:

If to PMG

Or Shareholder:                                                                                                           c/o Prospect Medical Group, Inc.

1920 East 17th Street, Suite 200

Santa Ana, California

Attention: Osmundo R. Saguil, M.D.

If to PMS:

c/o Prospect Medical Holdings, Inc.

10780 Santa Monica Boulevard, Suite 400

Los Angeles, California  90025

Attention: Samuel S. Lee, Chief Executive Officer

9.8                                 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California.

9.9                                 Amendment.  This Agreement may be amended at any time by agreement of PMS, PMG and Shareholder, provided that any amendment shall be in writing and executed by PMS, PMG and Shareholder.

9.10                           Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions will nevertheless continue in full force and effect, unless such invalidity or unenforceability would defeat an essential business purpose of this Agreement.

9.11                           Fees and Expenses.  PMS, PMG, and Shareholder each shall bear their own expenses, including, without limitation, attorneys’ and accountants’ fees, incurred in connection with the preparation of this Agreement and the transactions contemplated hereby.

9.12                           Exhibits and Schedules.  All exhibits and schedules attached to this Agreement are incorporated herein by this reference and all references herein to “Agreement” shall mean this Agreement together with all such exhibits and schedules.

9.13                           Time of Essence.  Time is expressly made of the essence of this Agreement and each and every provision hereof of which time of performance is a factor.

9.14                           Dispute Resolution.  In the event the parties hereto are unable to resolve any dispute in connection with this Agreement, the parties may mutually agree to arbitrate as set forth below.

(a)                                  There shall be one arbitrator.  If the parties shall fail to select a mutually acceptable arbitrator within ten (10) days after the demand for arbitration is mailed, then the parties stipulate to arbitration before a retired judge sitting on the Los Angeles, California, Judicial Arbitration Mediation Services (JAMS) panel.

(b)                                 The substantive law of the State of California shall be applied by the arbitrator.

(c)                                  Arbitration shall take place in Los Angeles, California, unless the applicable Professional Corporation and a majority of the other parties otherwise agree.  As soon as reasonably practicable, a hearing with respect to the dispute or matter to be resolved shall be conducted by the arbitrator.  As soon as reasonably practicable thereafter, the arbitrator shall arrive at a final decision, which shall be reduced to writing, signed by the arbitrator and mailed to each of the parties and their legal counsel.

(d)                                 All decisions of the arbitrator shall be final, binding and conclusive on the parties and shall constitute the only method of resolving disputes or matters subject to arbitration pursuant to this Agreement.  The arbitrator or a court of appropriate jurisdiction may issue a writ of execution to enforce the arbitrator’s judgment. Judgment may be entered upon such a decision in accordance with applicable law in any court having jurisdiction thereof.

(e)                                  Notwithstanding the foregoing, because time is of the essence of this Agreement, the parties specifically reserve the right to seek a judicial temporary restraining order, preliminary injunction, or other similar short term equitable relief, and grant the arbitrator the right to make a final determination of the parties’ rights, including whether to make permanent or dissolve such court order.

(f)                                    Notwithstanding the foregoing, any and all arbitration proceedings are conditional upon such proceedings being covered within the parties’ respective risk insurance policies.

9.15                           Attorneys’ Fees.  Should any of the parties hereto institute any action or procedure to enforce this Agreement or any provision hereof (including without limitation, arbitration), or for damages by reason of any alleged breach of this Agreement or of any provision hereof, or for a declaration of rights hereunder (including, without limitation, by means of arbitration), the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including without limitation reasonable attorneys’ fees, incurred by the prevailing party in connection with such action or proceeding.

9.16                           Further Assurances.  The parties shall take such actions and execute and deliver such further documentation as may reasonably be required in order to give effect to the transactions contemplated by this Agreement and the intentions of the parties hereto.

9.17                           Rights Cumulative.  The various rights and remedies herein granted to the respective parties hereto shall be cumulative and in addition to any other rights any such party may be entitled to under law.  The exercise of one or more rights or remedies by a party shall not impair the right of such party to exercise any other right or remedy, at law or equity.

9.18                           Spousal Consent.   Shareholder shall cause his spouse to execute a Spousal Joinder and Consent, substantially in the form of Exhibit A attached hereto, signifying such spouse’s consent to this Agreement and such spouse’s agreement that any rights that such spouse may have, as a result of a community property or other interest in the Stock, shall be subject to the provisions of this Agreement.  It is intended by this Agreement that Shareholder shall subject his entire interest in the Stock to the terms of this Agreement, irrespective of any community property or other interest of his spouse.

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IN WITNESS WHEREOF, PMS, PMG and Shareholder execute this Agreement by their duly authorized representatives as set forth below.

“PMS”		“PMG”

PROSPECT MEDICAL SYSTEMS, INC., a		PROSPECT MEDICAL GROUP, INC., a
Delaware corporation		California professional corporation

By:	/s/ Samuel S. Lee	By:	/s/ Osmundo R. Saguil, M.D.
Name:	Samuel S. Lee	Name:	Osmundo R. Saguil, M.D.
Title:	Chairman of the Board	Title:	Chief Executive Officer

“SHAREHOLDER”

OSMUNDO R. SAGUIL

/s/ Osmundo R. Saguil, M.D.
Osmundo R. Saguil, M.D., individually

Acknowledged and Agreed:

The undersigned acknowledges and agrees that after the date hereof references to “Shareholder” under this Agreement shall refer solely to Dr. Saguil and that the undersigned is no longer a party to this Agreement.

/s/ Jacob Y. Terner, M.D.
Jacob Y. Terner, M.D.

SPOUSAL JOINDER AND CONSENT

I am the spouse of Osmundo R. Saguil, M.D., a shareholder (the “Shareholder”) of Prospect Medical Group, Inc., a California professional medical corporation (“PMG”).  To the extent that I have any interest in any of the Assets (as that term is defined in the Fourth Amended and Restated Assignable Option Agreement (the “Assignable Option Agreement”), entered into as of this date, by and among Shareholder, PMG and Prospect Medical Systems, Inc., a Delaware corporation (“PMS”), I hereby join in the Assignable Option Agreement and agree to be bound by its terms and conditions to the same extent as my spouse.  I have read the Assignable Option Agreement, understand its terms and conditions, and to the extent that I have felt it necessary, have retained independent legal counsel to advise me concerning the legal effect of the Assignable Option Agreement and this Spousal Joinder and Consent.

I understand and acknowledge that PMS is relying on the validity and accuracy of this Spousal Joinder and Consent in entering into the Assignable Option Agreement.

Executed this          day of August     , 2008.

Signature:

Printed or Typed Name:

EXHIBIT A

ASSETS

1.             All contracts and agreements, including all payor contracts, vendor contracts, loan agreements, leases and subleases.

2.             All risk pool or other incentive arrangement payments relating to the Practice, including hospital incentive funds, and any capitation advances to physicians.

3.             All cash, bank balances, monies in possession of any bank, other cash items, marketable securities of PMG and prepaid deposits relating to the Practice.

4.             All accounts receivable of PMG (“Accounts Receivable”) relating to the Practice.  As used herein, “Accounts Receivable” shall include all rights to payment for goods or services rendered, whether or not yet earned by performance, all other obligations and receivables from others no matter how evidenced relating to the Practice, including purchase orders, notes, instruments, drafts and acceptances and all guarantees of the foregoing and security therefor, relating to the Practice.

5.             All supplies and inventory relating to the Practice.

6.             All patient records, files and X-rays relating to the Practice.

7.             All of PMG’s goodwill relating to the Practice, which may include location goodwill, name recognition goodwill, patient allegiance, etc.

8.             All business, financial and accounting records and books of account relating to the Practice, exclusive of PMG’s Articles, Bylaws, corporate minutes, stock shares and general ledger.

9.             PMG’s right to reimbursement for all professional services provided to managed care and fee-for-service patients relating to the Practice.

10.           All of PMG’s furniture, fixtures, leasehold improvements, machinery, equipment, inventories, supplies and other like tangible personal property used in the Practice.

11.           All trademarks, trade names, fictitious business names, copyrights, logos, licenses, ownership interests in telephone numbers at the Practice, or related items of PMG that in any way pertain to the Practice.

EXHIBIT B

STOCK

4,000 shares of common stock of Prospect Medical Group, Inc., a California professional corporation (“PMG”) representing 100% of the outstanding shares of PMG.  All of the foregoing stock of PMG has been pledged to the First Lien Administrative Agent pursuant to the terms of that certain First Lien Pledge Agreement, dated as of                             , 2008 executed in favor of the First Lien Administrative Agent by Osmundo R. Saguil, M.D., as the same may be amended, supplemented, restated or otherwise modified from time to time, and to the Second Lien Administrative Agent pursuant to the terms of that certain Second Lien Pledge Agreement, dated as of                               , 2008 created in favor of the Second Lien Administrative Agent by Osmundo R. Saguil, M.D., as the same may be amended, supplemented, restated or otherwise modified from time to time.

EXHIBIT C

NON-SOLICITATION AGREEMENT

THIS NON-SOLICITATION AGREEMENT (“Agreement”) is made as of this       th day of [                        ], and is effective as of                          ,         , by and between Prospect Medical Systems, Inc., a Delaware corporation (“Systems”), Prospect Medical Group, Inc., a California professional corporation (“PC”), Osmundo R. Saguil, M.D. (“Professional”), and                                    (“Successor Physician”).

All capitalized terms used herein and not otherwise expressly defined shall have the same meanings set forth in the Assignable Option Agreement (defined below).

RECITALS

A.            Systems is in the business of managing medical groups in the State of California, including PC.

B.            On                      ,       , Systems exercised its Option to designate Successor Physician to acquire the stock or assets of PC under the terms of that certain Assignable Option Agreement, dated                           , 2008 by and between Systems, PC and Professional (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Assignable Option Agreement”).

C.            Pursuant to the terms of System’s Option, Professional is to sell either the assets or the stock of PC in accordance with the terms of that certain acquisition agreement by and between PC, Professional and Successor Physician (“Acquisition Agreement”).

D.            In consideration for Professional’s sale of PC’s stock or assets to Successor Physician, the parties desire to enter into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing promises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1.             Professional’s Covenants.  As a material inducement for Successor Physician to acquire the stock or assets of PC from Professional and contingent on the full and faithful performance of the obligations of the parties under the Acquisition Agreement, for a period of twenty-four (24) months commencing as of the date when Professional sells, hypothecates, or otherwise transfers (i) his stock in the PC or (ii) a material portion of the assets of the PC (the “Effective Date”), Professional covenants as follows:

1.1           That Professional will not, directly or indirectly, (whether as a sole proprietor, partner, stockholder, director, officer, employee, independent contractor or in any other capacity as principal or agent) (i) hire or induce any party to recruit or hire any person who is an employee or independent contractor of PC or Systems or any of their affiliates; (ii) whether for himself or any other person or entity, call upon, solicit, divert or take away, or attempt to solicit, call upon, divert or take away any customers, business or clients of PC or Systems or their affiliates (including, without limitation, any third party payors); (iii) solicit, or induce any party to solicit, any contractors of PC or Systems or their affiliates, to enter into the same or a similar type of contract with any other party; (iv) for himself or for any other entity, solicit, divert or take away or attempt to solicit, divert or take away any of PC’s patients; or (v) disrupt, damage, impair or interfere with the business of PC or Systems or their affiliates.

These covenants on the part of Professional shall be construed as an agreement independent of any other provision in this Agreement; and the existence of any claim or cause of action of Professional against PC or Systems, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by PC or Systems of these covenants.

The parties agree that the remedy at law for any breach of such covenant or of the related covenants set forth herein would be inadequate, and that therefore PC, Systems or any other person entitled to enforce such covenants shall be entitled to seek injunctive relief thereon in addition to its rights to monetary damages.

2.             Confidentiality

2.1           PC’s Confidential and Proprietary Information.  In the course of Professional’s engagement by PC, Professional has had access to certain confidential or proprietary information relating to the patients and operations of PC including, without limitation, patient lists, training material, brochures, practice development aids, techniques and other trade secrets, which information will become the confidential and proprietary information of PC (collectively, the “PC’s Confidential and Proprietary Information”).  Professional shall maintain all of PC’s Confidential and Proprietary Information in the strictest confidence and shall not directly or indirectly use such information at any time, or divulge any of PC’s Confidential and Proprietary Information at any time to any third parties, other than (i) PC, Systems or their respective representatives who have a reasonable need for such information and who have similarly agreed to hold such information in confidence, without the express prior written consent of PC; (ii) as may be reasonably necessary in connection with any litigation or dispute in relation to Professional’s prior operation of the practice through Practice; or (iii) upon court order to do so.  Professional shall not remove from any of PC’s practice sites or make copies or other reproductions of any of PC’s Confidential and Proprietary Information without the express prior written consent of PC. Upon the Effective Date of this Agreement, Professional shall immediately return any and all original documents and materials containing any of PC’s Confidential and Proprietary Information, including any and all copies or other reproductions thereof, to PC.

2.2           Systems’ Confidential and Proprietary Information.

2.2.1        Professional recognizes the proprietary interest of Systems in any of Systems’ Confidential and Proprietary Information (as hereinafter defined). Professional acknowledges and agrees that any and all Confidential and Proprietary Information of Systems communicated to, learned of, or otherwise acquired by Professional in the course of Professional’s engagement by the PC shall be the property of Systems.  Professional further acknowledges and understands that Professional’s use or disclosure of Systems’ Confidential and Proprietary Information will result in irreparable injury and damage to Systems.  As used herein, “Systems’ Confidential and Proprietary Information” means all trade secrets and other confidential and/or proprietary information of Systems and its affiliates, including information derived from reports, investigations, research, work in progress, codes, marketing and sales programs, financial projections, costs summaries, pricing formula, contract analysis, financial information, projections, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information (other than the PC’s patient records) of Systems whether prepared for, by or on behalf of Systems or its employees, officers, directors, agents, representatives, or consultants.

2.2.2        Professional acknowledges and agrees that Systems is entitled to prevent the disclosure or improper use of any of Systems’ Confidential and Proprietary Information.  Professional agrees at all times to hold in strictest confidence and not to disclose to any person, firm or corporation and not to use, except in the pursuit of the business of PC or Systems, Systems’ Confidential and Proprietary Information, without the prior written consent of Systems; unless (i) such information becomes known or available to the public generally through no wrongful act of Professional or (ii) disclosure is required by law or the rule, regulation or order of any governmental authority under color of law; provided, that prior to disclosing any of Systems’ Confidential and Proprietary Information pursuant to this clause (ii), Professional shall, if possible, give prior written notice thereof to Systems and provide Systems with the opportunity to contest such disclosure.  Professional shall take all necessary and proper precautions against disclosure of any of Systems’ Confidential and Proprietary Information to unauthorized persons.  Upon execution of this Agreement, Professional shall cease all use of any of Systems’ Confidential and Proprietary Information and shall execute such documents as may be reasonably necessary to evidence abandonment of any claim thereto.

2.2.3        Upon the execution of this Agreement, and at any time upon the request of Systems, Professional will promptly deliver or cause to be delivered to Systems all documents, data and other information in their possession that contains or is related to any of Systems’ Confidential and Proprietary Information regarding Systems or its affiliates.  Professional shall not take or retain any documents or other information, or any reproduction or excerpt thereof, containing any of Systems’ Confidential and Proprietary Information.

3.            Professional’s Representation.  Professional specifically acknowledges, represents, and warrants that (i) each of Professional’s covenants set forth in this Agreement are being made in connection with the Acquisition Agreement; (ii) such covenants are reasonable and necessary to protect the legitimate interests of Systems, PC and their respective affiliates; and (iii) Successor Physician would not have entered into the Acquisition Agreement in the absence of such restrictions.

4.            Miscellaneous.

4.1           Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs (as applicable), legal representatives, and permitted successors and assigns.  No party may assign this Agreement or the rights, interests or obligations hereunder; provided, however, each of Systems and PC may assign any or all of its respective rights and interests hereunder to one or more of its respective affiliates. Any assignment in contravention of this Section shall be null and void.

4.2           Counterparts.  This Agreement, and any amendments thereto, may be executed in counterparts, each of which shall constitute an original document, but which together shall constitute one and the same instrument.

4.3           Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

4.4           Amendment.  This Agreement may not be amended except by a writing executed by all parties.

4.5           Time of Essence.  Time is expressly made of the essence of this Agreement and each and every provision hereof of which time of performance is a factor.

4.6           Notices.  Any notices required or permitted to be given hereunder by any party to the other shall be in writing and shall be deemed delivered upon personal delivery; twenty-four (24) hours following deposit with a courier for overnight delivery; or five (5) days following deposit in the U.S. Mail, registered or certified mail, postage prepaid, return-receipt requested, addressed to the parties at the following addresses or to such other addresses as the parties may specify in writing:

If to Professional:	Osmundo R. Saguil, M.D.

If to Systems:	Prospect Medical Systems, Inc.

If to PC:	Prospect Medical Group, Inc.

If to Successor Physician:

4.7           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California without reference to the conflict of laws provisions thereof.

4.8           Injunctive Relief.  The parties hereto acknowledge and agree that a breach by Professional of this Agreement will cause irreparable damage to Systems or PC, as applicable, the exact amount of which will be difficult to ascertain, and that remedies at law for any such breach will be inadequate.  Accordingly, Professional agrees that if Professional breaches this Agreement, then Systems and PC, as appropriate, shall be entitled to injunctive relief, and Professional agrees not to assert in any proceeding that Systems or PC, as applicable, has an adequate remedy at law.  Professional shall pay the reasonable fees and expenses, including attorneys fees, incurred by Systems, PC or any successor or assign in enforcing this Agreement.

4.9           Severability.  If any provision or portion of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement will nevertheless continue in full force and effect and shall not be invalidated or rendered unenforceable or otherwise adversely affected, unless such invalidity or unenforceability would defeat an essential business purpose of this Agreement.  Without limiting the generality of the foregoing, if the provisions of this Agreement shall be deemed to create a restriction, which is unreasonable as to either duration or geographical area or both, the parties agree that the provisions of this Agreement shall be enforced for such duration and in such geographic area as any court of competent jurisdiction may determine to be reasonable.

4.10         Attorneys’ Fees.  Should any of Systems, PC or Professional institute any action or procedure to enforce this Agreement or any provision hereof, or for damages by reason of any alleged breach of this Agreement or of any provision hereof, or for a declaration of rights hereunder (including without limitation arbitration), the prevailing party(ies) in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including without limitation reasonable attorneys’ fees, incurred by the prevailing party(ies) in connection with such action or proceeding.

4.11         Professional’s Practice of Medicine.  Notwithstanding anything to the contrary in this Agreement, nothing herein is meant to limit or restrict Professional’s ability to practice medicine as a physician within any radius, including within 10 miles of any PC location, in the State of California.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

“Systems”
PROSPECT MEDICAL SYSTEMS, INC.
a Delaware corporation

By:
Samuel S. Lee
Title:	Chairman of the Board

“PC”
PROSPECT MEDICAL GROUP, INC.,
a California professional corporation

By:
Osmundo R. Saguil, M.D.
Title:	Sole Shareholder

“PROFESSIONAL”
OSMUNDO R. SAGUIL, M.D.

Osmundo R. Saguil, M.D., as an individual

“SUCCESSOR PHYSICIAN”